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                                                                    EXHIBIT 99.1
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                          CONTANGO OIL & GAS COMPANY



                                                                    NEWS RELEASE


Contango Oil & Gas Company Announces a Third Reserve Acquisition in South Texas

     MARCH 8, 2002 - HOUSTON, TEXAS - Contango Oil & Gas Company (AMEX:MCF) announced today that it has further increased its ownership interest in its core South Texas Exploration Property (STEP). The $7.0 million acquisition, effective January 1, 2002, purchased an estimated 4.2 Bcfe of proved developed producing reserves for approximately $1.49/Mmbtue. The acquisition is being funded with cash on hand and increased availability under an expanded $20 million secured oil and gas revolving credit facility provided by Guaranty Bank.

     Kenneth R. Peak, Chairman and Chief Executive Officer, said, "In the last 60 days, we have completed acquisitions at our core south Texas properties totaling $20 million. The all in economics of these acquisitions are 11.3 Bcfe of proved developed producing reserves at a cost of $1.75 per Mcfe, or $1.56 per Mmbtue. As a result of these acquisitions, we now have an approximate 67% working interest and a 50% net revenue interest in our STEP reserves. Including these purchased reserves as of the date of the acquisition, January 1, 2002, the Company has approximately 30 Bcfe (32.1 Mmbtue) of proved developed producing properties at STEP."

     Mr. Peak further said, "We unwound all of our hedges on February 21 for a profit this fiscal year of approximately $4.4 million. We believe that natural gas prices have likely bottomed, and the risk/reward tradeoff now favors being unhedged. Our projected capital expenditures for the remaining four months of the fiscal year ending June 30, 2002 are estimated at $5-8 million. This is in line with our anticipated cash flow from operations, thus our debt, which currently stands at $9.8 million, will likely remain at that level through this fiscal year."

     Contango is a Houston-based, independent natural gas and oil company. The Company explores and acquires natural gas and oil properties primarily onshore in the Gulf Coast, offshore Gulf of Mexico and the Rocky Mountains. Additional information can be found on our web page at www.contango-oandg.com.
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     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the company's current views with respect to future events that involve risks and uncertainties including uncertainties related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in the company's publicly available SEC reports. In light of these risks and uncertainties, the forward-looking events described in this release might not occur.

Contango Oil & Gas Company                             For information, contact:
3700 Buffalo Speedway, Suite 960                       Kenneth R. Peak
Houston, Texas 77098                                   (713) 960-1901
www.contango-oandg.com
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